Exhibit 99.1

Contact: B. SAMRA BALQON CORPORATION Phone: (714) 836-6342 Fax: (714) 836-6343	1701 E. Edinger Avenue # E3 Santa Ana, CA 92705	BALQON CORPORATION

FOR IMMEDIATE RELEASE

Balqon Corporation Announces Roll-Out of its First Production Heavy-Duty Electric Yard Tractor
At its New Production Facility Located in Harbor City, California

HARBOR CITY, CA — February 25, 2009 — Balqon Corporation (OTCBB: BLQN), a developer and manufacturer of heavy-duty electric vehicles and electric propulsion systems, today announced the roll-out its first production yard tractor, a NautilusE20, at the grand opening of its production facility located in Harbor City, California.  Los Angeles Mayor, Antonio Villaraigosa, attended the grand opening and, along with the Mayor of Santa Ana, Miguel Pulido, Los Angeles Councilwoman, Janice Hahn, and Los Angeles Harbor Commission President, S. David Freeman, celebrated a significant step towards cleaner air and more “green-collar” jobs in the local community.

“Today we start to see the payoff of our investment in cultivating new environmental technology,” said Mayor Villaraigosa.  “The trucks that roll off the Balqon assembly line in the months and years ahead will help green our ports and clean our air, while also creating green-collar jobs and pumping millions of dollars into our regional economy,” Mayor Villaraigosa added.

Balwinder Samra, Chief Executive Officer of Balqon Corporation, noted that the event was a celebration of the public-private partnership.  Mr. Samra also stated that “our Company has moved to this local community to create green-jobs and also agreed to pay royalties to both AQMD and Port of Los Angeles which is expected to yield over $ 1.0 million in royalty payments during the first three years."  Mr. Samra added that “the Company has received increased interest in its products in global markets and expects that this year over 40% of the revenues will be generated by international customers while creating hundreds of jobs in this local community.”

About Balqon Corporation.

Balqon Corporation is a leading developer of heavy duty electric vehicles and electric propulsion systems. The Company uses its proprietary flux vector control technology to design propulsion systems for 10 to 50 ton capacity vehicles and material handling equipment. Balqon Corporation’s current product line of tow tractors are designed to transport containers at ports, marine terminals, rail yards, warehouses, intermodal facilities, military bases and mail facilities. For information about Balqon Corporation and its product offerings, visit www.balqon.com.  Balqon Corporation’s common stock trades on the OTC Bulletin Board under the symbol “BLQN”. Founded in May 2005 and headquartered in Santa Ana, California, Balqon Corporation also maintains a manufacturing facility in Harbor City, California.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release, including without limitation, Balqon Corporation’s ability to create more “green collar” jobs in the local community, Balqon Corporation’s ability to manufacture and sell enough electric vehicles to yield over $1.0 million in royalty payments to the AQMD and the Port of Los Angeles over the next three years and the expectation that over 40% of Balqon Corporation’s revenues for 2009 will be generated from sales outside the United States are forward-looking statements that involve a number of risks and uncertainties.  The actual future results of Balqon Corporation could differ from those statements.  Factors that could cause or contribute to such differences include, but are not limited to, the projected future demand for Balqon Corporation’s products; changes in technology and governmental regulations and policies; Balqon Corporation’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment; competitive products and services; unforeseen technical issues; Balqon Corporation’s ability to attract sufficient capital; the ability of Balqon Corporation to attract and retain talented individuals; adverse changes in general economic or market conditions; and other events, factors and risks previously and from time to time disclosed in Balqon Corporation’s filings with the Securities and Exchange Commission, including, specifically, those factors set forth in the “Risk Factors” section of Balqon Corporation’s Current Report on Form Form 10-Q for the quarterly period ended September 30, 2008 and the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 23, 2008.